MASTER EQUIPMENT LEASE AGREEMENT


LESSEE:  American Communications            LESSOR: AT&T Credit Corporation
                  Services, Inc.

Street Address:  131 National Business      Address:  44 Whippany Road
                     Parkway, Suite 100                Morristown, NJ 07962-1983


City, State, Zip:  Annapolis Junction,      Lease Number:  960823
                      Maryland 20701



                  1. AGREEMENT. Lessor agrees to lease to Lessee and Lessee agrees to lease from Lessor the equipment (Equipment) described in any schedule (Schedule) that incorporates this Master Equipment Lease Agreement (Agreement) by reference. The Equipment to be leased under the Schedules shall be up to eight Network Systems 5ESS Systems with total purchase prices not to exceed $11,700,000 in the aggregate, subject to upward adjustment by Lessor in its discretion. A Schedule shall incorporate this Agreement by reference by listing the above-referenced Lease Number thereon. Such lease shall be governed by the terms and conditions of this Agreement, as well as by the terms and conditions set forth in the applicable Schedule. Each Schedule shall constitute an agreement separate and distinct from this Agreement and any other Schedule. In the event of a conflict between the provisions of this Agreement and a Schedule, the provisions of the Schedule shall govern.

                  2. ASSIGNMENT OF PURCHASE DOCUMENTS; TRANSACTION COSTS. (a) Lessee shall execute and deliver to Lessor a writing acceptable to Lessor whereby Lessee: (1) confirms Lessor's title to, and ownership of, the Equipment described in the applicable Schedule and (2) assigns all of Lessee's rights and interest in and to any purchase order, contract or other documents (collectively, Purchase Documents) relating thereto that Lessee has entered into with Lucent Technologies Inc. (Seller) solely as such rights and interest relate to such Equipment. By executing the applicable Schedule, Lessee represents and warrants (i) that Lessee has reviewed, approved and received a copy of the applicable Purchase Documents, (ii) that Lessee may have rights under the Purchase Documents and (iii) that Lessee may contact Seller for a description of such rights.

                  (b) If any funding of the purchase price of any item of Equipment occurs on any "Funding Date" (as defined in Section 4 below), Lessor will be responsible for and provide the funds to pay transaction expenses (Transaction Expenses), including the reasonable attorneys' fees and expenses of counsel to Lessor and the Lessee and the fees and expenses of Lessee's financial advisor, solely to the extent that the Transaction Expenses do not exceed those set forth in the Pricing Assumptions on Appendix A hereto. Lessee shall be responsible for and provide the funds to pay Transaction Expenses in excess of such amount and shall pay all Transaction Expenses if no funding of the purchase price of items of Equipment occurs prior to October 31, 1996 (other than as a result of a breach of this Agreement by Lessor) or if Lessee decides not to proceed with the transactions contemplated herein as a result of any event described in Section 4(iv) or 4(v).

                  3. DELIVERY; ACCEPTANCE. Lessee shall cause the Equipment to be delivered to Lessee and installed at the Equipment Location (as specified in the applicable Schedule) and Lessee shall promptly begin acceptance testing pursuant to agreed upon test plans and procedures with Seller to determine whether the Equipment meets acceptance criteria. Final acceptance shall be deemed to occur upon the earliest of the following (Final Acceptance Date): (i) successful completion of acceptance testing; (ii) the end of the forty-fifth day following the date installation is completed, unless, prior to such date, acceptance testing has disclosed the existence of any material defect affecting the ability of the Equipment to perform as warranted by Seller, at which time the testing period will be suspended, with testing to resume upon correction of the material defect; (iii) Lessee's failure to commence acceptance testing within five working days after the date installation is completed; (iv) Lessee's failure after commencement of acceptance testing to continue acceptance testing in accordance with the acceptance procedures agreed upon with the Seller; or (v) Lessee's written acknowledgment of acceptance of the Equipment. At Lessor's option, if the Equipment has not been accepted within 180 days after delivery of the Equipment to the Equipment Location, the Equipment shall be deemed to have suffered an "Event of Loss" (as defined in Section 13 below). Lessee shall evidence its final acceptance of the Equipment by executing and delivering to Lessor an acceptance certificate (Acceptance Certificate) in the form of Exhibit D attached hereto, which shall establish Lessee's irrevocable acceptance of such Equipment.

                  4. CONDITIONS PRECEDENT; PURCHASE OF EQUIPMENT. Lessor shall have no obligation to purchase items of Equipment from Seller unless on the date of the execution and delivery of the Schedule relating thereto all of the following conditions shall be satisfied: (i) no "Event of Default" (as defined in Section 19) exists; (ii) no event has occurred and is continuing that with notice or the lapse of time or both would constitute an Event of Default ("Potential Default"); (iii) on or prior to the date of the execution of the initial Schedule, Lessee's counsel has delivered to Lessor opinion letters in form and substance satisfactory to Lessor with respect to the transactions contemplated herein; (iv) on or prior to the date of the execution of the initial Schedule, no change in law shall have occurred that, in the reasonable judgment of Lessor or Lessee renders the transactions contemplated herein uneconomic; (v) Lessor shall have received certificates of insurance demonstrating compliance by Lessee with the requirements of Section 8; (vi) on or prior to the date of the execution of the initial Schedule, Lessor shall have received a certificate of the Secretary of the Lessee as to the incumbency of the officers of the Lessee, the due authorization of the transactions contemplated by this Agreement, and the accuracy of Lessee's by-laws, a copy of which shall be attached thereto; (vii) Lessee shall have executed and delivered to Lessor appropriate Uniform Commercial Code Financing Statements to be filed for precautionary purposes with respect to the Equipment Location; (viii) Lessee shall have delivered to Lessor landlord waivers in form and substance satisfactory to Lessor with respect to the Equipment Location; (ix) Seller shall have consented in writing to the assignment of the Purchase Documents to Lessor;
(x) Lessee shall have executed and delivered to Lessor the Schedule and Commencement Certificate in the form of Exhibit C attached hereto ("Commencement Certificate") relating to the items of Equipment to be purchased by Lessor from Seller, which Commencement Certificate shall be dated as of the date such Equipment is delivered by Seller to Lessee (Commencement Date); and (xi) on or prior to the date of the execution of the initial Schedule, Seller shall execute in favor of Lessee a Confirmation Agreement in form and substance satisfactory to Lessee. Upon satisfaction of all the conditions precedent, Lessor shall be obligated to purchase the Equipment from Seller in accordance with the terms of the Purchase Documents, including the payment to Seller for each item of Equipment, of thirty-seven and one-half percent (37.5%) of the purchase price thereof thirty days after shipment, thirty-seven and one-half percent (37.5%) of the purchase price thereof thirty days after the date installation thereof is completed, and twenty-five percent (25%) of the purchase price thereof thirty days after the Final Acceptance Date (each of the above payment dates being a "Funding Date") and to lease the Equipment to Lessee.

                  5. TERM. The initial term of each Schedule (Initial Term) shall begin on the Commencement Date (regardless of whether the Final Acceptance Date has occurred) and shall continue for the period specified in such Schedule. Any renewal term of a Schedule (Renewal Term) shall begin on the expiration of, as applicable, the Initial Term or any preceding Renewal Term (collectively, Term). The then current Initial Term or the Renewal Term is sometimes referred to hereinafter as the Applicable Term.

                  6. RENT; LATE CHARGES. Lessee shall pay Lessor the periodic Rental Payments specified in the applicable Schedule quarterly in arrears beginning three months after the applicable Commencement Date, regardless of whether Lessee has received notice that such Rental Payments are due. Additionally, if pursuant to this Agreement or the applicable Schedule the term is extended or a renewal option exercised, Lessee shall also pay all Rental Payments required with respect thereto. All Rental Payments will be sent to Lessor's above-referenced address, or to such other address as specified by Lessor in writing. The Rental Payments are based on the methodology and assumptions set forth in Appendix A (the "Pricing Assumptions") subject to adjustment as set forth in Section 7. Lessee agrees to pay Lessor interest on any Rental Payment (or other amount due hereunder) that is not paid within ten days of its due date at the rate of 1 1/2% per month on any such amounts (or such lesser rate as is the maximum rate allowable under applicable law). Also, in the event that more than one Schedule is entered into hereunder, the parties will use their best efforts to implement a common billing date for all Schedules.

                  7. TAX INDEMNITY; ADJUSTMENTS. (a) This Agreement has been entered into on the basis of the following Tax Assumptions:

         (1) the Federal rate of income tax on Lessor's taxable income will be 35% and the assumed state tax rate on Lessor's taxable income will be 7% (the "State Rate");

         (2) Lessor will have sufficient taxable income to utilize all deductions arising hereunder;

         (3) Lessor will be entitled, for Federal income tax purposes, to depreciation deductions with respect to each item of Equipment, computed on the basis that the Equipment is "5-year property" within the meaning of section 168(e) of the Internal Revenue Code of 1986, as amended and in effect on the date hereof (the "Code") by using the 200% declining balance method, switching to the straight-line method for the first taxable year of Lessor for which such method yields a larger allowance, by assuming the salvage value is zero, by using a 5-year recovery period and a half-year convention, and by assuming a full first tax year ("Depreciation Deductions");

         (4) the initial tax basis of the Equipment for purposes of computing Depreciation Deductions will be equal to the Total Purchase Prices thereof set forth on the Schedules;

         (5) Lessor will be entitled to amortize the Transaction Expenses on a straight-line basis over a period not longer than the initial Terms for the Schedules (the "Amortization Deductions");

         (6) at all times during any Applicable Term, Lessor will be treated as the owner and lessor of the Equipment for Federal and state income tax purposes, Lessee, as the lessee thereof, and the lease as a "true lease";

         (7) Lessor will be entitled to claim depreciation and amortization deductions for state income tax purposes to the same extent and at the same time as the Depreciation Deductions and the Amortization Deductions are deducted for Federal income tax purposes (the "State Tax Deductions");


         (8) Lessor will not at any time during any Applicable Term be required to include in its gross income for Federal, state, local or foreign income tax purposes any amounts attributable to the Equipment or the transactions and activities contemplated by this Agreement other than: (i) Rental Payments, in the amounts and at the times accrued in accordance with the terms of the Schedules, (ii) Stipulated Loss Value or Termination Value, in each case reduced as appropriate by Lessor's adjusted tax basis in the Equipment, (iii) any amount to the extent offset by deductions (other than Depreciation Deductions, Amortization Deductions or State Tax Deductions) of the same character in the taxable year of Lessor in which such amounts are included in income, (iv) any amount paid by Lessee pursuant to the exercise of any purchase option to the extent the amount exceeds Lessor's adjusted tax basis in the Equipment, and (v) any other amounts to the extent such amounts are calculated so as to include an indemnification for taxes payable by Lessor as a consequence of the receipt or accrual thereof (the inclusion in Lessor's gross income of any amount not described in clauses (i) through (v) being hereinafter referred to as an "Income Inclusion");

         (9) in each of Lessor's tax years during any Applicable Term, one hundred percent of the aggregate income, gain, loss and deductions with respect to the transactions contemplated by this Agreement will be treated as derived from, or allocable to, sources within the United States of America within the meaning of section 861 of the Code; and

         (10) Lessor is an accrual basis calendar year taxpayer.


         (b) Lessee represents and warrants that during the Applicable Term of each Schedule:

         (1) assuming that Lessor is and will remain the owner of, and is and will remain in a trade or business with respect to, the Equipment, the Equipment in the hands of Lessor, after delivery and acceptance under Section 3 of the Agreement, will have been "placed in service" within the meaning of sections 167 and 168 of the Code and will not require additions or modifications to make it suitable for its intended use;

         (2) the initial tax basis of the Equipment for purposes of computing Depreciation Deductions will be equal to the Total Purchase Prices thereof set forth on the Schedules;

         (3) the factual information about the Equipment provided in writing to Lessor by Lessee or any officer, employee, agent, servant or affiliate of Lessee was accurate upon delivery and on the Commencement Date for the initial Schedule;

         (4) on the applicable Funding Date, no member of the Lessee Group (as defined in Revenue Procedure 75-21, 1975-1 C.B. 715, as modified by Revenue Procedure 79-48, 1979-2 C.B. 529) of which Lessee is a member will have, nor will it acquire at any time during any Applicable Term, any investment in any item of Equipment within the meaning of Section 4(4) of Revenue Procedure 75-21, 1975-1 C.B. 715, as modified by Revenue Procedure 79-48, 1979-2 C.B. 529, that is not permitted thereunder;

         (5) neither Lessee, any sublessee of any item of Equipment or any other person using or possessing an item of Equipment, including any trustee, receiver, liquidator, or debtor in possession (other than the Lessor, or a person acting through the Lessor) or any affiliate, transferee, agent, sublessee, employee, successor or assign of any of the forgoing (a "Lessee Person") will claim depreciation deductions as owner of the Equipment for Federal and state income tax purposes unless the Internal Revenue Service has made a final determination that Lessor is not the owner of the Equipment for Federal income tax purposes (except as to severable modifications not financed by Lessor);

         (6) the Equipment will not constitute "tax-exempt use property" as defined in section 168(h) of the Code solely as a result of the status of (i) Lessee or (ii) any assignee or sublessee of Lessee's interest in the Equipment (other then Lessor, any affiliate of Lessor, or any person claiming use of any item of Equipment by or through Lessor);

         (7) the Equipment will not be utilized in foreign service beyond that which is permitted under section 861(c) of the Code to meet one hundred percent United States source requirements;

         (8) assuming that Lessor is treated as the owner of the Equipment for Federal income tax purposes, such Equipment will qualify for 5-year Depreciation Deductions;

         (9) the Equipment will not be "limited use property" (as defined in Revenue Procedure 75-28, 1975-1 C.B. 752 and Revenue Procedure 76-30, 1976-2 C.B. 647), and no Lessee Person will make any improvement, modification, or addition to any item of Equipment to cause such Equipment to become limited use property;

         (10) no Lessee Person will use any item of Equipment in a way that will cause the Equipment to be deemed used predominantly outside the United States of America; and

         (11) no Lessee Person shall at any time during any Applicable Term either abandon any item of Equipment or cease to use any item of Equipment in its normal business activities (except during temporary periods of non-use which are normal in Lessee's business).

         (c) (1) If as a result of (i) any act or omission (other than an act or omission which is expressly required by the terms of this Agreement), (ii) the failure of any Lessee Person to take any action required under the terms of this Agreement (other than an omission which is expressly required by the terms of this Agreement), (iii) the breach or inaccuracy of any representation, covenant or warranty contained in Section 7(b), or (iv) any replacement, modification, substitution or improvement of the Equipment whether or not required or permitted, Lessor shall lose the right to claim or shall not claim (as the result of advice by independent tax counsel, selected by Lessor, to the effect that there is no substantial authority (as defined in Treasury Regulation
Section 1.6662-4(d)) for such claim), shall suffer a disallowance of, or shall be required to recapture, all or any portion of any tax benefit with respect to any item of Equipment, or shall be required to make an Income Inclusion (any such event hereinafter referred to as a "Tax Loss"), then Lessee shall indemnify Lessor for such Tax Loss as provided in Sections 7(c)(2) and (3) hereof. It shall be conclusively presumed that Lessor shall have suffered a loss of State Tax Deductions at the State Rate in the event Lessor suffers a loss of Depreciation Deductions or Amortization Deductions.

         (2) In the event Lessor shall suffer a Tax Loss as described in Section 7(c)(1), Lessee shall pay to Lessor as an indemnity, on the next succeeding Payment Date after written notice to Lessee by Lessor of such Tax Loss such amount or amounts as, in the reasonable opinion of Lessor, shall cause Lessor's net after-tax cash flows and net after-tax yield (the "Net Economic Return") to equal the Net Economic Return that would have been realized by Lessor if such Tax Loss had not occurred, and shall be based upon the same assumptions, specifically including the assumptions set forth in Section 7(a) hereof (except as such assumptions should be modified as a result of such Tax Loss) and pricing analysis used by Lessor in determining the amount of the periodic Rental Payments, and such amount or amounts shall take into account any subsequent or offsetting tax benefits realized or to be realized by Lessor as a result of such Tax Loss; provided, however, that if all Applicable Terms under the Schedules shall have expired prior to the time any such payment would be due, all such payments shall be payable by Lessee in a lump sum not later than 30 days after written demand by Lessor.

         (3) The accuracy of the calculation set forth in Section 7(c)(2) shall be subject to verification, upon the request of Lessee, by an accounting firm selected by Lessor and approved by Lessee, which approval shall not be unreasonably withheld. In order to enable such accountants to verify such
calculations,   Lessor  shall  provide  to  such   accountants  (for  their  own
confidential use and not to be disclosed to Lessee or any other person and subject to the execution of a satisfactory confidentiality agreement) all information reasonably necessary for such verification, including any computer analyses used by Lessor to calculate such amount or amounts. Such accountants' determination shall be binding upon Lessor and Lessee. The cost of such verification shall be borne by Lessee unless it is determined that the actual amount payable deviates by more than 10% from the amount originally determined by Lessor, in which case such costs will be borne by Lessor.

         (d) Notwithstanding anything to the contrary set forth in Section 7(c), Lessor shall not be entitled to any payment under Section 7(c) in respect of any Tax Loss arising as a direct result of one or more of the following events:

         (1) an amendment to, or change in, the Code, any Regulation thereunder, any published Revenue Ruling or other document of the Treasury or the Internal Revenue Service, any applicable state statutes, regulations, or similar documents, or the rate of tax under the laws of the United States or of any state on the taxable income of corporations, which is promulgated or enacted after the Commencement Date;

         (2) the imposition of the provisions of the alternative minimum tax pursuant to section 55 of the Code or any other minimum tax or alternative minimum tax under applicable state or local income tax laws;

         (3) a claim or determination that the lease is not a "true lease" for tax purposes or that Lessor is not the owner or lessor of any item of Equipment, other than as a direct result of a breach of any of Lessee's representations, covenants or warranties under this Agreement, or as a direct result of any act or omission of Lessee (other than an act or omission which is expressly required by the terms of this Agreement);

         (4) the failure of Lessor to claim in a timely or proper manner any Depreciation Deductions or Amortization Deductions (unless Lessor obtains an opinion of independent tax counsel, selected by Lessor, to the effect that substantial authority, as defined in Treas. Reg. Section 1.6662-4(d), to so claim does not exist);

         (5) a failure of Lessor to have sufficient taxable income to utilize the Depreciation Deductions or Amortization Deductions or the inability of Lessor to utilize such Deductions;

         (6) a sale, transfer or other disposition by Lessor of any interest in any item of Equipment other than a sale or other transfer pursuant to Lessor's exercise of remedies following an Event of Default;

         (7) any claim or assessment of Lessor for the environmental tax imposed by section 57 of the Code to which Lessor is subject from time to time;

         (8)  the application of section 465, 467 or 469 of the Code;

         (9) any tax election made by Lessor or any status of Lessor that is inconsistent with the Tax Assumptions; or

         (10) a claim or determination that Lessor is not holding the Equipment in the ordinary course of a trade or business or that Lessor did not enter into the transaction for profit.

         (e) If, by reason of any indemnity payment made by Lessee to Lessor pursuant to this Section 7, Lessor subsequently realizes a Federal, state or local income tax benefit not previously taken into account in computing the amount of such indemnity payment (and provided that no Event of Default shall have occurred and be continuing and that Lessee shall have made all payments then due and owing to Lessor under this Agreement), Lessor shall pay to Lessee an amount equal to the sum of (1) the actual reduction in Federal, state and local income taxes realized by Lessor and attributable to such tax benefit, and
(2) the actual reduction in Federal, state and local income taxes realized by Lessor as a result of its payment pursuant to this Section 7(e); provided, however, that Lessor shall not be obligated to make any payment pursuant to this
Section 7(e) in excess of the amount of all prior indemnity payments from Lessee to Lessor pursuant to this Section 7, less all prior payments from Lessor to Lessee pursuant to this Section 7(e).

         (f) In the event a claim shall be made by the Internal Revenue Service which, if successful, would result in a Tax Loss under circumstances which would require Lessee to indemnify Lessor for such Tax Loss, Lessor hereby agrees to notify Lessee promptly in writing of such claim, to forebear payment of the tax claimed for at least 30 days after such notice, to give to Lessee any relevant information requested by it relating to such claim which may be particularly within the knowledge of Lessor, other than Lessor's tax returns, and, if Lessee shall request, within 30 days after such notice, that such claim be contested, to take such action in connection with contesting such claim as Lessee shall reasonably request in writing from time to time, but only if Lessee shall, contemporaneously with such initial request, have (1) acknowledged its obligation to indemnify Lessor for such claim pursuant to this Section 7 in the event that the contest is unsuccessful, (2) made provision for Lessor's indemnification in a manner reasonably satisfactory to Lessor for any liability or loss which Lessor may from time to time incur as a result of contesting such claim, and reimbursement, on an After-Tax Basis (as defined below), for all costs and expenses including (without limitation) reasonable legal fees and expenses, which Lessor may incur in connection with contesting such claim, and
(3) furnished Lessor with an opinion of independent tax counsel, reasonably satisfactory to Lessor, to the effect that there is substantial authority within the meaning of Treas. Reg. ss.1.6662-4(d) in favor of the allowance of the item proposed to be adjusted. Lessor shall make reasonable efforts to advise Lessee of all action taken or proposed to be taken by the Internal Revenue Service and of all action proposed to be taken by Lessor, and shall consider in good faith any suggestions of Lessee relating to the conduct of any contest hereunder and shall use its best efforts to permit Lessee upon request reasonable opportunity to review the content of documentation, protests, memoranda of fact and law, briefs, and stipulations of fact, each relating exclusively to a proposed adjustment in the income taxes of Lessor for which Lessee would be required to indemnify Lessor pursuant to this Section 7. In no event shall Lessor be required to contest any claim if an Event of Default shall have occurred and be continuing, nor shall Lessor be required, whether or not an Event of Default has occurred and is continuing, to continue any contest of any claim beyond the level of administrative proceedings with the Internal Revenue Service unless the amount of the indemnity payment Lessee would be obligated to make hereunder with respect to the claim being contested shall exceed $100,000, in which case Lessor shall not be required to continue such contest beyond a Federal court of primary jurisdiction; provided, however, that if Lessor prevails in a Federal court of primary jurisdiction and the Internal Revenue Service files an appeal, Lessor shall make reasonable efforts to sustain the decision of the Federal Court of primary jurisdiction. Lessor shall not be required to contest any claim if the subject matter thereof shall be of a continuing nature and shall have previously been decided adversely in a contest conducted pursuant to this Agreement. Notwithstanding anything to the contrary in this Section 7(f), Lessor need not initiate or continue any contest of a claim with respect to which it has waived in writing its right to any indemnity under Section 7(c) of this Agreement. In the event that Lessor is obligated hereunder to proceed to a Federal court of primary jurisdiction and a decision is made to pay the tax and sue for a refund, Lessee shall make Lessor an interest-free loan in the amount of such tax and, to the extent attributable to a disallowance for which Lessee is obligated to indemnify Lessor under this Section 7, related interest, fines, penalties and additions to tax.

                  (g) Economic Factors Adjustment. In addition, the amount of each periodic Rental Payment remaining to be paid during the Applicable Term, the Stipulated Loss Value Factors, the early buyout amount and the Termination Value Factors described in the Schedules (collectively, the Economic Factors) (and for any adjustments set forth in (i) below, the EBO Date (as defined in Section

18(a)) will also be adjusted) may be adjusted upwards or downwards, as the case may be to preserve the Lessor's Net Economic Return, through both the EBO Date, and the expiration of the Initial Term, as initially anticipated by the Lessor in approving the transactions contemplated by this Agreement in the event that
(i) with respect to any Schedule, on or prior to its Commencement Date, the Pricing Assumptions described on Appendix A hereto (other than that the Lessor is the owner of the Equipment for federal or state tax purposes) are other than as originally assumed; or (ii) the actual amount and timing of the Transaction Expenses are different than as assumed in the Pricing Assumptions.

                  (h) Purchase Price Adjustment. The Total Purchase Price (as specified in the applicable Schedule) and Rental Payment set forth in each Schedule are estimates, and if the final invoice from Seller specifies a Total Purchase Price (including taxes, delivery, installation and other charges) that is greater or less than such estimated Total Purchase Price, Lessee hereby authorizes Lessor to adjust the Total Purchase Price and Rental Payment on the applicable Schedule to reflect the final invoice amount (Final Invoice Amount). However, if the Final Invoice Amount exceeds the estimated Total Purchase Price by more than 10%, Lessor will notify Lessee and obtain Lessee's prior written approval of the aforementioned adjustments; provided, however that such written approval shall not be required when such adjustments are caused by Equipment changes or system reconfigurations requested or caused by Lessee. All references in this Agreement and in any Schedule to Total Purchase Price and Rental Payment shall mean the estimates thereof specified in the applicable Schedule, as adjusted pursuant to this Section 7.

                  (i) Interest Rate Adjustment. On the first Funding Date with respect to each Schedule the Lessor will adjust the Lessee's implicit interest rate (upwards or downwards) with respect to the Equipment being funded on such date by eighty-five percent (85%) of any change in the ask yield for U.S. Treasury Notes maturing in the month and year closest to four years after the applicable Funding Date) equal to or greater than fifteen (15) basis points from 6.7% per annum and maintain a similar rental pattern, as set forth in the Eastern Edition of The Wall Street Journal two business days prior to such Funding Date.

                  (j) FAS 13. No adjustment to the Economic Factors shall be permitted to cause the lease of any Equipment hereunder not to be treated with respect to the Lessee as an operating lease under Financial Accounting Standard 13.

                  8. INSURANCE. At its own expense, Lessee shall provide and maintain, with carriers rated A or better by A.M. Best, with respect to the Equipment, commercial general liability and property insurance in such amounts, against such risks and with such deductibles as are typical in the industry for telecommunications lease transactions, and as are acceptable to Lessor. In no event shall the amount of property insurance coverage for the Equipment be less than the Stipulated Loss Value of the Equipment. Self-insurance shall be permitted only with the prior written approval of Lessor. Lessor shall be named as an additional insured on all liability insurance policies. Each property insurance policy shall contain the insurer's agreement to give Lessor 30 days' prior written notice before cancellation or material change thereof, and shall name Lessor as loss payee with respect to any aggregate claim thereunder in excess of $500,000. Each property insurance policy shall also provide that as to the Lessor insurance shall not be invalidated by any act, omission or breach by Lessee. Any proceeds of property insurance carried and paid for by Lessee in excess of the Stipulated

Loss Value of the Equipment shall be for the benefit of the Lessee. Each commercial general liability insurance policy shall name Lessor as an additional insured. Lessee shall deliver to Lessor the insurance policies or copies thereof or certificates of such insurance on or before the Commencement Date of the applicable Schedule, and/or before renewal.

                  9. TAXES. (a) Lessee shall reimburse, protect, save and keep harmless Lessor, its affiliates and their directors, officers, employees, agents and representatives, on an After-Tax Basis (as defined below), against (or pay directly, but only if instructed by Lessor) all taxes, fees, duties, governmental charges and assessments, of any nature whatsoever, including interest, fines, additions to tax, and penalties thereon, imposed by any taxing authority with respect to the Equipment, on its purchase, ownership, delivery, possession, transportation, operation, rental, return to Lessor or its purchase by Lessee, transfer of title, registration, or otherwise with respect to or in connection with the transactions contemplated by this Agreement, including, but not limited to, sales and use taxes, property taxes and all license and registration fees (collectively, "Taxes"). Lessee shall reimburse Lessor for (or, with Lessor's consent, directly pay) these Taxes pursuant to this Section 9 whether they are imposed upon Lessor, any other indemnified person, Lessee, the Equipment or this Agreement. Lessee shall not be required to reimburse Lessor pursuant to this Section 9 for the following: (1) taxes based upon, measured by, or with respect to net or gross income, receipts, minimum tax, capital, franchise or net worth imposed by the United States of America or by any state, local or foreign jurisdiction (other than sales, use, property, rental, lease, ad valorem or value-added taxes (other than a value-added tax that replaces a tax imposed on net or gross income)); (2) taxes on items of tax preference or any minimum tax; (3) taxes resulting from Lessor's disposition (whether voluntary or involuntary) of the Equipment or of any interest therein (other than taxes resulting from a transfer or disposition after an Event of Default has occurred and while such Event of Default is continuing, or in connection with a Loss, or from any replacement of the Equipment by Lessee, or from any voluntary termination of this Agreement by Lessee); (4) taxes resulting from either the willful misconduct or gross negligence of Lessor or from the breach of Lessor's representations, warranties or obligations under this Agreement; (5) taxes which arise out of or are caused by any act or omission of Lessor where such act or omission is expressly prohibited by this Agreement; (6) taxes related to the Equipment in respect of any period after the expiration or early termination of the Applicable Term relating thereto and return of the Equipment in accordance with Section 18 hereof; and (7) taxes imposed against a transferee or assignee, if any, of Lessor to the extent of the excess of such taxes over the amount of taxes which would have been imposed had there not been such an assignment or transfer.

         (b) Notwithstanding Section 9(a) above, Lessee's obligation to pay, reimburse or hold harmless Lessor for Taxes in the nature of or in lieu of sales, use, transfer or similar types of Taxes, including interest, fines, additions to tax and penalties, if any, thereon (collectively, "Sales Tax"), arising out of Lessor's acquisition and leasing of the Equipment, or any replacement of the Equipment by Lessee, shall be conditioned upon Lessor's delivering to the Seller (in the case of Lessor's acquisition of the Equipment) and to Lessee (in the case of any replacement by Lessee) such properly completed and validly executed resale certificates or similar documents as may timely be reasonably requested in writing by Lessee, within 10 business days of such request. Lessor shall register for Sales Tax purposes with the taxing authorities in all applicable jurisdictions as necessary to permit Lessor to perform its obligations under this Section 9(b).

         (c) Where required by an applicable jurisdiction, Lessee shall pay to Lessor Sales Tax on that portion of the total amount of each Rental Payment allocable to each item of Equipment calculated at the tax rate applicable to the jurisdiction in which each respective item of Equipment is located on the Commencement Date. Lessor shall report and remit such Sales Tax as required by the applicable jurisdiction. In the event that Sales Tax is imposed by any state taxing authority attributable to the Rental Payments, in excess of that paid by Lessee to Lessor pursuant to this Section 9(c), Lessee shall reimburse Lessor (or pay directly, but only if instructed by Lessor), on an After-Tax Basis, for all such additional taxes, including, interest, fines, additions to tax and penalties thereon.

         (d) Unless otherwise required by law, upon commencement of the Applicable Term, Lessee shall be responsible for reporting the Equipment for ad valorem property tax purposes where applicable and Lessor shall not include the Equipment in any ad valorem or other similar tax returns filed by Lessor.

         (e) If any claim is made against Lessor, by commencement of proceedings against Lessor or otherwise, for Taxes, including interest, fines, additions to tax, and penalties thereon for which Lessee would have a reimbursement or payment obligation pursuant to this Section 9, Lessor shall as soon as reasonably practical notify Lessee of such claim in writing; provided, however, that Lessor's failure to provide such notice shall not reduce Lessee's obligations under this Section 9 except to the extent that such failure materially prejudices Lessee's ability to pursue its contest rights hereunder. Lessee may, at its expense, in good faith and by appropriate administrative or legal proceedings, contest or defend an asserted claim or liability for which it is indemnifying Lessor under this Section 9, so long as (1) no Event of Default shall have occurred and be continuing, and (2) in the reasonable opinion of Lessor, such contest or defense is being diligently conducted by persons reasonably satisfactory to Lessor. To the extent permitted by law, any contest or defense conducted pursuant to this Section 9(e) may be conducted by Lessee either in its own name or, if required by the applicable jurisdiction, in Lessor's name. Lessee shall reimburse Lessor, on an After-Tax Basis, for all costs and expenses, including (without limitation) reasonable legal fees and expenses, which Lessor may incur in connection with such contest or defense. Lessor agrees to offer its good faith cooperation and assistance, at no cost or expense to Lessor, in Lessee's conduct of such contest or defense.

         (f) "After-Tax Basis" shall mean an amount which, after deduction of all Taxes (without respect to any exclusion provided in Section 9(a) hereof) imposed by any and all jurisdictions that are required to be paid by the recipient in respect of the receipt or accrual of such amount, and after consideration of any current deduction, credit or other tax benefit realized by the recipient and attributable to the indemnified Tax, cost or expense, is equal to the amount required to be indemnified against on an After-Tax Basis.

                  10. REPAIRS; USE; LOCATION; LABELS. Lessee shall: (a) at its own expense, keep the Equipment in good repair, condition and working order and maintained in accordance with the manufacturer's recommended engineering and maintenance standards; (b) use the Equipment lawfully and exclusively in connection with its business operations and for the purpose for which the Equipment was designed and intended; and (c) not move the Equipment from the Equipment Location (i) to any location outside the United States of America or
(ii) without providing Lessor with at least ten days prior written notice thereof, payment of any filing fees and taxes for filing Uniform Commercial Code

Financing Statements, and landlord waivers substantially in the form of Exhibit D hereto with respect to any such location, to any other location within the United States of America. If Lessor supplies Lessee with labels stating that the Equipment is owned by Lessor, Lessee shall affix such labels to the Equipment pursuant to Lessor's instructions.

                  11. MAINTENANCE; ALTERATIONS; INSPECTION. At its own expense, Lessee shall: (a) maintain the Equipment in the same condition as when delivered, subject only to ordinary wear and tear, and in good operating order and appearance, and consistent with Seller's specifications as set forth in the Purchase Documents, and shall properly handle and dispose of batteries and other hazardous materials; (b) make all alterations or additions to the Equipment that may be required or supplied by the Seller or legally necessary, including upgrading the Equipment at no expense to Lessor with Seller's then current generic software release not later than one year after the initial release of such software, which software shall remain the property of the Lessor unless Lessee acquires the Equipment pursuant to Section 13 or Section 18(a)(1),(2) or
(4); and (c) make no other alterations or additions to the Equipment (except for alterations or additions that will not decrease or impair the fair market-value, useful life, condition, performance or residual value of any item of Equipment, or that will not cause such item of Equipment to become "limited use property" (as defined in Rev. Proc. 75-28). Any modifications, alterations or additions that Lessee makes to the Equipment shall become Lessor's property and shall also be deemed to be Equipment unless such modifications, alterations or additions are readily removable without damage to the Equipment. Upon request, Lessor, or any party designated by Lessor, shall have the right to inspect the Equipment and Lessee's records at any reasonable time upon reasonable notice or upon the occurrence and during the continuance of an Event of Default, at any time without notice.

                  12. PERSONAL PROPERTY; LIENS AND ENCUMBRANCES; TITLE; SUBSTITUTION. The Equipment shall at all times remain personal property, notwithstanding that the Equipment, or any part thereof, may be (or becomes) affixed or attached to real property or any improvements thereon. Except for the interest of Lessor, Lessee shall keep the Equipment free and clear of all levies, liens and encumbrances of any nature whatsoever. Except as expressly set forth in this Agreement, the Equipment shall at all times remain the property of Lessor and Lessee shall have no right, title or interest therein. Lessee shall have the right, for any valid business reason in the Lessee's reasonable opinion, to substitute any item of Equipment with a similar piece of equipment having a fair market value, residual value, utility and remaining useful life at least equal to the replaced item of Equipment's fair market value, residual value, utility and remaining useful life, assuming the replaced item of Equipment was in the condition required by this Agreement. Prior to such substitution, Lessee will, with respect to a substitution for items of Equipment with an aggregate original cost in excess of $50,000, (i) furnish Lessor with a full warranty bill of sale and an assignment of warranties with respect to the replacement item of Equipment, (ii) cause a Schedule supplement, subjecting such replacement item of Equipment to the applicable Schedule, duly executed by Lessee, to be delivered to Lessor for execution and, upon such execution, to be filed for recordation if requested by Lessor, (iii) furnish Lessor with an opinion of Lessee's counsel, to the effect that (x) the bill of sale referred to in clause (i) above constitutes an effective instrument for the conveyance of title to the replacement item of Equipment to Lessor, (y) legal title to the replacement item of Equipment has been delivered to Lessor, free and clear of all liens, and (z) all filings, recordings and other action necessary or appropriate to perfect and protect Lessor's interest in the replacement item of Equipment have been accomplished, and (iv) indemnify in accordance with the tax indemnity provisions of Section 7 and the provisions of Section 9, Lessor for any risk of adverse tax consequences as a result of or relating to such substitution.

                  13. RISK OF LOSS. As between Lessor and Lessee, Lessee shall bear the entire risk of loss, theft, destruction or damage to the Equipment from any cause whatsoever or requisition of the Equipment by any governmental entity or the taking of title to the Equipment by eminent domain or otherwise. Lessee shall advise Lessor in writing within 10 days of any such occurrence. Except as provided below, no such occurrence shall relieve Lessee of the obligation to pay Lessor Rental Payments and all other amounts owed hereunder. In the event of any such occurrence, Lessee may if such occurrence has not materially impaired the Equipment (in Lessor's reasonable judgment) place the Equipment in good condition and repair reasonably satisfactory to Lessor and continue making Rental Payments. An item of Equipment shall be deemed to have suffered an Event of Loss if (a) such item of Equipment suffers an actual or constructive total loss or insurance proceeds are received on that basis with respect to such item of Equipment; (b) such item of Equipment is lost or stolen for a period exceeding one hundred and twenty (120) days; (c) such item of Equipment is damaged beyond economic repair or is permanently unfit for commercial use for its intended purpose; (d) title to such item of Equipment is taken or such item of Equipment requisitioned for use by any governmental authority for a period extending beyond the earlier of 270 days or the remainder of the Applicable Term. Upon the occurrence of any Event of Loss, Lessee may elect either to pay the Stipulated Loss Value of the affected item of Equipment as set forth on the Schedule or replace the item of Equipment in accordance with the substitution procedures described in Section 12. Any Stipulated Loss Value payment shall occur on the next Rental Payment Date. Upon Lessor's full receipt of such Stipulated Loss Value and any other amounts owing hereunder or under the applicable Schedule with respect to such item of Equipment: (y) the applicable Schedule shall terminate, and except as provided in Section 25, Lessee shall be relieved of all obligations under the applicable Schedule; and (z) Lessor shall transfer all of its interest in the affected items of Equipment to Lessee "AS IS, WHERE IS," and without any warranty, express or implied from Lessor, other than the absence of any liens or claims by, through, or under Lessor. If Lessee elects to substitute Equipment, then upon completion of all the substitution procedures set forth in Section 12, Lessor shall release to Lessee any property insurance payments received by Lessor in connection with such Event of Loss.

                  14. NON-CANCELABLE NET LEASE. ALL LEASES HEREUNDER SHALL BE NON-CANCELABLE NET LEASES, AND LESSEE AGREES THAT IT HAS AN UNCONDITIONAL OBLIGATION TO PAY ALL RENTAL PAYMENTS AND OTHER AMOUNTS WHEN DUE ON OR PRIOR TO THE TERMINATION OF THE LEASES. LESSEE IS NOT ENTITLED TO ABATE OR REDUCE RENTAL PAYMENTS OR ANY OTHER AMOUNTS DUE, OR TO SET OFF ANY CHARGES AGAINST THOSE AMOUNTS. LESSEE IS NOT ENTITLED TO RECOUPMENTS, CROSS-CLAIMS, COUNTERCLAIMS OR ANY OTHER DEFENSES TO ANY RENTAL PAYMENTS OR OTHER AMOUNTS DUE HEREUNDER, WHETHER THOSE DEFENSES ARISE OUT OF CLAIMS BY LESSEE AGAINST LESSOR, SELLER, THIS AGREEMENT, ANY SCHEDULE OR OTHERWISE. NEITHER DEFECTS IN EQUIPMENT, DAMAGE TO IT, NOR ITS LOSS, DESTRUCTION OR LATE DELIVERY SHALL TERMINATE THIS AGREEMENT OR ANY SCHEDULE, OR AFFECT LESSEE'S OBLIGATIONS HEREUNDER. UNLESS LESSEE'S OBLIGATION TO

PAY RENTAL PAYMENTS AND OTHER AMOUNTS HAS BEEN TERMINATED PURSUANT TO THE EXPRESS TERMS OF THIS AGREEMENT, ALL RENTAL PAYMENTS AND OTHER AMOUNTS SHALL CONTINUE TO BE DUE AND PAYABLE HEREUNDER.

                  15. LESSOR DISCLAIMERS; LIMITATION OF REMEDIES. IT IS SPECIFICALLY UNDERSTOOD AND AGREED THAT: (A) LESSOR SHALL NOT BE DEEMED TO HAVE MADE ANY REPRESENTATION, WARRANTY OR PROMISE MADE BY SELLER, NEITHER SELLER NOR LESSOR SHALL ACT AS, OR BE DEEMED TO BE, AN AGENT OF THE OTHER, AND LESSOR SHALL NOT BE BOUND BY, OR LIABLE FOR, ANY REPRESENTATION OR PROMISE MADE BY SELLER (EVEN IF LESSOR IS AFFILIATED WITH SELLER); (B) LESSOR SHALL NOT BE LIABLE FOR ANY FAILURE OF ANY EQUIPMENT OR ANY DELAY IN ITS DELIVERY OR INSTALLATION; (C) LESSOR SHALL NOT BE LIABLE FOR ANY BREACH OF ANY WARRANTY THAT SELLER MAY HAVE MADE; (D) LESSEE HAS SELECTED ALL EQUIPMENT WITHOUT LESSOR'S ASSISTANCE; (E) LESSOR IS NOT A MANUFACTURER OF ANY EQUIPMENT; AND (F) LESSOR HAS NOT MADE AND DOES NOT NOW MAKE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE DESIGN, COMPLIANCE WITH SPECIFICATIONS, OPERATION, OR CONDITION OF ANY EQUIPMENT (OR ANY PART THEREOF), THE MERCHANTABILITY OR FITNESS OF EQUIPMENT FOR A PARTICULAR PURPOSE, OR ISSUES REGARDING PATENT INFRINGEMENT, TITLE AND THE LIKE. IT IS FURTHER AGREED THAT LESSOR SHALL HAVE NO LIABILITY TO LESSEE, LESSEE'S CUSTOMERS, OR ANY THIRD PARTIES FOR ANY DIRECT, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR ANY SCHEDULE OR CONCERNING ANY EQUIPMENT, OR FOR ANY DAMAGES BASED ON STRICT OR ABSOLUTE TORT LIABILITY OR LESSOR'S NEGLIGENCE; PROVIDED, HOWEVER, THAT NOTHING IN THIS AGREEMENT SHALL DEPRIVE LESSEE OF ANY RIGHTS IT MAY HAVE AGAINST ANY PERSON OTHER THAN LESSOR. LESSEE SHALL LOOK SOLELY TO SELLER FOR ANY AND ALL CLAIMS AND WARRANTIES RELATING TO THE EQUIPMENT. Lessor hereby assigns to Lessee for the Term of the applicable Schedule the right to enforce, provided Lessor has not exercised any of its remedies under Section 20, and such enforcement is pursued in Lessee's name, any representations, warranties and agreements made by Seller pursuant to the Purchase Documents, and Lessee may retain any recovery resulting from any such enforcement efforts. TO THE EXTENT PERMITTED BY APPLICABLE LAW, LESSEE WAIVES ANY AND ALL RIGHTS AND REMEDIES CONFERRED UPON A LESSEE BY ARTICLE 2A OF THE UCC AND ANY RIGHTS NOW OR HEREAFTER CONFERRED BY STATUTE OR OTHERWISE THAT MAY LIMIT OR MODIFY LESSOR'S RIGHTS AS DESCRIBED IN THIS SECTION OR OTHER SECTIONS OF THIS AGREEMENT.

                  16. LESSEE REPRESENTATIONS AND WARRANTIES. Lessee represents, warrants and covenants to Lessor on the date of the execution and delivery of this Agreement and on each Commencement Date that: (a) Lessee is a corporation duly organized, validly existing and in good standing under the laws of Delaware, has all requisite corporate power and authority to own its property and assets and to carry on its business as now conducted, is qualified to do business in every jurisdiction where such qualification or registration is required, except where the failure so to qualify would not materially adversely affect the financial condition of Lessee, and has the corporate power and authority to execute, deliver and perform its obligations under this Agreement, all Schedules and all other related documents or instruments (collectively, Fundamental Agreements) to which it is or will be a party; (b) this Agreement and each other Fundamental Agreement to which it its a party have been duly authorized by all necessary corporate action, and have been, or prior to the applicable Commencement Date will have been, duly executed and delivered by it, and neither the execution and delivery thereof, nor the consummation of the transactions on its part contemplated hereby and thereby, nor compliance by it with any of the terms and provisions hereof or thereof, (i) requires any approval of its stockholders or approval or consent of any trustee or holders of any indebtedness or obligations of Lessee, except for such approvals and consents as have been duly obtained, and are in full force and effect, (ii) contravenes, as to Lessee, any existing law, or (iii) in any way contravenes its governing corporate documents or by-laws; (c) this Agreement and each other Fundamental Agreement to which it is a party are, or upon due execution and delivery thereof by all other parties thereto will be, its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability; (d) the execution and delivery by Lessee of each Fundamental Agreement to which it is a party, the consummation of the transactions contemplated thereby and its compliance with the terms thereof do not require the consent or the approval or authorization of, or filing, except as contemplated in the Fundamental Agreements, registration or qualification with, any governmental authority on the part of Lessee as a condition to such execution, delivery and compliance, except such as have been made or obtained and are in full force and effect; (e) Lessee has delivered to Lessor copies of (i) the consolidated balance sheet of Lessee and its consolidated subsidiaries as of June 30, 1995, and related consolidated statements of operations and stockholders' equity for the fiscal year then ended, accompanied by the report of KPMG Peat Marwick, independent auditors; and
(ii) the unaudited consolidated balance sheet of Lessee and its consolidated subsidiaries as of March 31, 1996, and the related unaudited consolidated statements of operations and stockholders' equity for the nine-month period then ended, and in the case of the statements referred to in clause (i), such statements fairly present, in accordance with generally accepted accounting principles, the financial position of Lessee and its consolidated subsidiaries as of such date and, in the case of the statements referred to in clause (ii), have been prepared on a basis consistent with that employed in the preparation of the financial statements referred to in clause (i), and in the opinion of management of Lessee reflect all adjustments necessary for a fair presentation of the results for the interim period presented, and since June 30, 1995, there has been no material adverse change in the condition (financial or otherwise), operations, properties or prospects of the Lessee (Material Adverse Change); (f) except as set forth in Schedule 16, there are no actions, suits or proceedings at law or in equity pending or, in the case of actions or proceedings by a governmental authority, to the knowledge of Lessee, threatened against or affecting Lessee or any business, property or rights of Lessee (A) which involve any Fundamental Agreement or the transactions contemplated thereby or (B) as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change or in the inability of Lessee to perform its obligations under any Fundamental Agreement to which it is a party, or adversely affect the value of the Equipment in any material respect;
(g) Lessee has filed or caused to be filed all federal, state and local tax returns required to have been filed by it and has paid or caused to be paid all taxes as shown on such returns or on any assessment received by it to the extent that such taxes have become due, except such taxes the amount, applicability or validity of which are being contested in good faith by appropriate proceedings and with respect to which Lessee shall have set aside on its books adequate reserves as are required by generally accepted accounting principles;
(h) as of any Commencement Date, the chief executive office of Lessee shall be located at the address set forth on the cover page hereof or such other location that an officer of Lessee has certified to Lessor in writing; (i) ALL EQUIPMENT IS LEASED FOR BUSINESS PURPOSES ONLY, AND NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES; and (k) all Equipment is tangible personal property and shall not become a fixture or real property under Lessee's use thereof.

                  17. GENERAL INDEMNITY. Lessee shall indemnify, hold harmless, and, if so requested by Lessor, defend Lessor against all claims (Claims) directly or indirectly arising out of or connected with the Equipment or any Fundamental Agreement but not Claims arising solely from the gross negligence or willful misconduct of the Lessor. Claims refers to all losses, liabilities, damages, penalties, expenses (including legal fees and costs), claims, actions, and suits, whether in contract or in tort, whether caused by Lessor's negligence or otherwise, and whether based on a theory of strict liability of Lessor or otherwise, and includes, but is not limited to, matters regarding: (a) the selection, manufacture, purchase, acceptance, rejection, ownership, delivery, lease, possession, maintenance, use, condition, return or operation of the Equipment; (b) any latent defects or other defects in any Equipment, whether or not discoverable by Lessor or by Lessee; (c) any patent, trademark, or copyright infringement; and (d) the condition of any Equipment arising or existing during Lessee's use.

                  18. OPTIONS; SURRENDER. (a) Options. Lessee shall have the options specified below. Upon payment of the amount described in clauses (1),
(2) or (3) below and any other amounts owing with respect to the items of Equipment subject to such options under this Agreement or the applicable Schedules (other than future Rental Payments), and return of the Equipment to Lessor if the Termination Option is exercised, the applicable Schedule shall terminate, and except as provided in Section 25, Lessee shall be relieved of all obligations under the applicable Schedule, and if the Early Buyout Option or the Fair Market Value Purchase Option has been exercised, Lessor shall transfer all of its interest in the affected items of Equipment to Lessee "AS IS, WHERE IS," and without any warranty, express or implied from Lessor, other than the absence of any liens or claims by, through, or under Lessor.

                  (1) Early Buyout Option. Provided that no Event of Default or Potential Default has then occurred and is continuing, Lessee shall have the option to purchase all, but not less than all of the items of Equipment constituting an individual 5ESS switch on the date (EBO Date) and for a purchase price specified by Lessor in the applicable Schedule for such items of Equipment. Such option will be exercisable upon irrevocable written notice to Lessor from Lessee given at least ninety (90) days prior to the applicable EBO Date.

                  (2) Fair Market Value Purchase Option. Provided that no Event of Default or Potential Default has then occurred and is continuing, Lessee shall have the option to purchase all, but not less than all, of the items of Equipment constituting an individual 5ESS switch at the end of the applicable Term for its then Fair Market Value, which shall mean the cash purchase price which would be obtained in an arm's-length transaction between an informed and willing buyer and an informed and willing seller, under no compulsion to sell, excluding any value attributable to improvements which may be removed by Lessee pursuant to Section 11, without consideration of Lessee's purchase or renewal options and on an uninstalled basis, but assuming (other than in the case of an exercise of remedies hereunder) that such item of Equipment was in the condition required hereunder, together with any other payments then due and owing under the applicable Schedule. The Fair Market Value shall be subject to a cap ("FMV Cap") set forth in the applicable Schedule. Lessee shall provide Lessor with at least 180 days prior written notice of its intent to purchase Equipment for Fair Market Value. Such notice shall be irrevocable unless the Fair Market Value is more than fifteen percent (15%) above any estimate thereof provided by Lessee in such written notice and Lessee notifies Lessor in writing not later than five days after the determination of Fair Market Value of its decision to revoke exercise of the Fair Market Value purchase option. If Lessor and Lessee cannot agree on such Fair Market Value, the Fair Market Value shall be determined by an independent appraiser selected by Lessor and Lessee, provided, however, that if Lessor and Lessee are unable to agree upon an independent appraiser, each shall select an independent appraiser, and such independent appraiser shall select a third independent appraiser which shall determine the Fair Market Value. Lessee shall be responsible for and shall pay all costs and expenses associated with any appraisal.

                  (3) Termination Option. Provided that no Event of Default or Potential Default has then occurred and is continuing, Lessee will have the right, upon provision of 180 days irrevocable written notice, to terminate a Schedule with respect to all, but not less than all, of the items of Equipment constituting an individual 5ESS switch on any Rental Payment Date occurring on or after the third anniversary of the Commencement Date for such items of Equipment if Lessee determines in good faith (and, upon request, provides an officer's certificate to such effect), without discriminating among items of Equipment or other similar equipment owned or leased by Lessee, that such items of Equipment have become obsolete or surplus to its needs. If requested by Lessor, Lessee will use commercially reasonable efforts to sell the applicable items of Equipment to an unrelated third party but the failure to consummate such a sale shall not relieve Lessee of any payment obligations set forth in the next sentence. Upon such a termination, Lessee will pay to Lessor an amount equal to any deficiency between the Termination Value for such items of Equipment, determined as set forth on the applicable Schedule, and the net cash proceeds of any sale of such items of Equipment received by Lessor from Lessee and shall surrender the affected items of Equipment to Lessor in accordance with the provisions of Section 18(b).

                  (4) Renewal Option. Provided that no Event of Default or Potential Default has then occurred and is continuing, Lessee shall have the option upon provision of irrevocable written notice delivered at least 120 days prior to the expiration of the Applicable Term and upon execution of appropriate documentation, to renew any Schedule with respect to all, but not less than all, of the items of Equipment constituting an individual 5ESS switch for a Renewal Term of not less than one year or the remainder of the useful life of such items of Equipment, whichever period is shorter, for the then Fair Market Rental Value of such items of Equipment, payable quarterly in arrears. Fair Market Rental Value shall mean with respect to an item of Equipment, the cash rental which would be obtained in an arm's-length transaction between an informed and willing lessee (other than a lessee in current possession) and an informed and willing lessor, under no compulsion to lease, excluding any value attributable to improvements that Lessee is permitted to remove pursuant to Section 11, and on an uninstalled basis, but assuming (other than in the case of an exercise of remedies hereunder) that such item of Equipment was in the condition required hereunder. Fair Market Rental Value shall be determined in the same manner as Fair Market Value, at the sole cost and expense of Lessee.

                  (b) Surrender. Unless Lessee exercises one of the options set forth in Section 18(a)(1), (2) or (4), or acquires the Equipment pursuant to
Section 13 hereof, Lessee shall at its expense, reinstall, inspect, test and properly pack the Equipment, and return the Equipment at the expiration of the Term in the condition and with the software required by Section 11, free of all liens and rights of others, by delivering it on board such common carrier as Lessor may specify with freight prepaid to not more than two (2) locations within the continental United States of America specified by Lessor and reasonably acceptable to Lessee. If Lessee so agrees, Lessor and its agents shall have the right to enter upon any premises where Equipment may be located to perform any of Lessee's tasks noted above in this Section 18, and Lessee shall reimburse Lessor for all costs and expenses Lessor incurs in fulfilling such tasks. Lessee agrees that the Equipment, when returned to Lessor, shall be in the same condition as when delivered to Lessee, reasonable wear and tear excepted. (If the Equipment is not in such condition, Lessee shall be liable for all costs and expenses Lessor incurs to place the Equipment in such condition.) If requested by Lessor, Lessee, at its sole risk and expense, shall store the Equipment at any of the two above described locations for a period not to exceed sixty (60) days, during which period the Equipment shall be subject to all of the terms and conditions hereof, except for the obligation to make Rental Payments. At Lessor's risk and expense, Lessor shall be entitled to require Lessee to store the Equipment at such locations for an additional period of ninety (90) days.

                  19. EVENTS OF DEFAULT. Any of the following shall constitute an Event of Default under this Agreement and all Schedules: (a) Lessee fails to pay any Rental Payment, Stipulated Loss Value payment, early buyout amount or Termination Value payment within five days after its due date; or (b) Lessee fails to pay any other amount payable to Lessor hereunder within fifteen (15) days after its due date; or (c) any representation or warranty made by the Lessee in any Fundamental Agreement shall prove to have been untrue when made in any material respect; or (d) Lessee fails to maintain in full force and effect any insurance required by Section 8; or (e) a loss by Lessor of title to the Equipment occurs (other than as a result of action or inaction by Lessor); or
(f) Lessee fails to perform or observe any other covenant, condition or agreement to be performed or observed by Lessee hereunder or in any other Fundamental Agreement, and Lessee fails to cure any such breach within thirty
(30) days after notice thereof; provided, however, that if such failure is not likely to result in the forfeiture or loss of title to any item of Equipment and is capable of cure but cannot be cured by payment of money or by diligent efforts within such thirty (30) day period but such diligent efforts shall be properly commenced within the cure period and Lessee is diligently pursuing, and shall continue to pursue diligently, remedy of such failure, the cure period shall be extended for an additional period of time as may be necessary to cure, not to exceed an additional 150 days or to extend beyond the then Applicable Term; or (g) Lessee makes an assignment for the benefit of creditors, whether voluntary or involuntary; or (h) a proceeding under any bankruptcy, reorganization, arrangement of debts, insolvency or receivership law is filed by or against Lessee or Lessee takes any action to authorize any of the foregoing matters and with respect to any such proceeding filed against Lessee, either such proceeding remains undismissed or unstayed for a period of sixty (60) days or the relief sought in such proceeding is granted; or (i) Lessee becomes insolvent or fails generally to pay its debts as they become due; or (j) the Equipment is levied against, seized or attached (other than by a commercial creditor of Lessor), or Lessee seeks to effectuate a bulk sale of Lessee's inventory or assets; or (k) Lessee voluntarily or involuntarily dissolves or is dissolved, or terminates or is terminated; or (l) any final judgments, decrees, writs of execution, attachments or garnishments or any liens or any other legal processes shall be issued or levied against Lessee or any of its assets in amounts which in the aggregate would result in a Material Adverse Change with respect to Lessee.

                  20. REMEDIES. If an Event of Default occurs, Lessor may, in its sole discretion, exercise one or more of the following remedies: (a) terminate this Agreement or any or all Schedules; or (b) take possession of, or render unusable, any Equipment wherever the Equipment may be located, without demand or notice, without any court order or other process of law and without liability to Lessee for any damages occasioned by such action, and no such action shall constitute a termination of any Schedule; or (c) require Lessee to deliver the Equipment at a location designated by Lessor; or (d) declare the Stipulated Loss Value (as calculated by Lessor as of the date of the Event of Default) for each applicable Schedule due and payable as liquidated damages for loss of a bargain and not as a penalty and in lieu of any further Rental Payments under the applicable Schedule; or (e) proceed by court action to enforce performance by Lessee of any Schedule and/or to recover all damages and expenses incurred by Lessor by reason of any Event of Default; or (f) terminate any other Fundamental Agreement that Lessor may have with Lessee; or (g) exercise any other right or remedy available to Lessor at law or in equity. Also, Lessee shall pay Lessor all costs and expenses (including legal fees and costs and fees of collection agencies) incurred by Lessor in enforcing any of the terms, conditions or provisions of this Agreement. Upon repossession or surrender of any Equipment, Lessor shall lease, sell or otherwise dispose of the Equipment in a commercially reasonable manner, with or without notice and at public or private sale, and apply the net proceeds thereof (after deducting all expenses (including legal fees and costs) incurred in connection therewith) to the amounts owed to Lessor hereunder; provided, however, that Lessee shall remain liable to Lessor for any deficiency that remains after any sale or lease of such Equipment. Lessee agrees that with respect to any notice of a sale required by law to be given, ten days' notice shall constitute reasonable notice. These remedies are cumulative of every other right or remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise, and may be enforced concurrently therewith or from time to time.

                  21. LESSOR'S PERFORMANCE OF LESSEE'S OBLIGATIONS. If Lessee fails to perform any of its obligations hereunder, Lessor may perform any act or make any payment that Lessor deems reasonably necessary for the maintenance and preservation of the Equipment and Lessor's interests therein; provided, however, that the performance of any act or payment by Lessor shall not be deemed a waiver of, or release Lessee from, the obligation at issue. All sums so paid by Lessor, together with expenses (including legal fees and costs) incurred by Lessor in connection therewith, shall be paid to Lessor by Lessee immediately upon demand.

                  22. COVENANTS. (a) Reporting Requirements. Lessee shall furnish to Lessor:

                  (1) as soon as available and in any event within fifty (50) days after the end of each of the first three fiscal quarters of each fiscal year of Lessee, consolidated balance sheets of the Lessee and its subsidiaries as of the end of such fiscal quarter and consolidated statements of operations of Lessee and its subsidiaries for such fiscal quarter and for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter, all in accordance with generally accepted accounting principles, certified by the chief financial officer of Lessee;

                  (2) as soon as available and in any event within 120 days after the end of each fiscal year of Lessee, a copy of the annual audit report for such fiscal year for Lessee and its subsidiaries, including therein consolidated balance sheets of Lessee and its subsidiaries as of the end of such fiscal year and consolidated statements of operations of Lessee and its subsidiaries for such fiscal year, all in accordance with generally accepted accounting principles, in each case certified (without qualification) by nationally recognized independent public accountants, to the effect that, in making the examination necessary for the signing of such annual report by such accountants, they have not become aware of any Event of Default or Potential Default that has occurred and is continuing, or, if they have become aware of such Event of Default or Potential Default, describing such Event of Default or Potential Default and the steps, if any, being taken to cure it;

                  (3) as soon as possible and in any event within five (5) days, in the case of an Event of Default, and ten (10) days, in the case of a Potential Default, after an officer of Lessee shall have obtained knowledge thereof, notice of the occurrence of such Event of Default or Potential Default, and a statement of the chief financial officer of Lessee setting forth details of such Event of Default or Potential Default and the action which Lessee has taken and proposes to take with respect thereto;

                  (4) prompt written notice of the filing or commencement of, or any notice of intention of any individual or entity to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any governmental authority against Lessee as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, could result in a Material Adverse Change or in the inability of Lessee to perform its obligations under any Fundamental Agreement;

                  (5) as soon as possible and in any event within five (5) days after receipt thereof, copies of any material notices received by Lessee from Seller relating to noncompliance with any of the Purchase Documents; and

                  (6) such other information respecting the condition or operations, financial or otherwise, of Lessee or any of its subsidiaries or the Equipment as Lessor may from time to time reasonably request; provided, however, that any information which the Lessee regards as valuable and confidential and identified in writing as such by the Lessee (the "Confidential Information") will be used by the Lessor solely for purposes of the transactions contemplated by this Agreement and the other Fundamental Agreements and will be kept confidential by Lessor and Lessor will not disclose any of the Confidential Information to any person or entity; provided, further, that such confidentiality obligation shall not apply to (i) any information disclosed to persons or entities employed by or expected to become engaged in evaluating, approving, structuring, auditing or administering lease transactions hereunder who agree to comply with this confidentiality provision, including, without limitation, the Lessor's representatives, attorneys, advisors, accountants, and rating agencies, (ii) any information which is or becomes available to the Lessor from a source other than the Lessee or its subsidiaries (iii) any information which is or becomes available to the public other than as a result of disclosure by Lessor or its above-described representatives or agents, (iv) any information required or requested by any governmental agency or representative thereof or pursuant to legal process, or (v) any information in connection with the exercise of any remedy under this Agreement; and provided, further, that nothing herein shall prevent Lessor from disclosing such information to any bona fide assignee, or prospective assignee, or any of their respective representatives that have agreed to comply with this confidentiality provision in connection with the contemplated assignment of any Schedule hereunder.
 .
                  (b) Merger or Consolidation. Lessee shall not merge into or consolidate with any other entity unless (i) the surviving or successor entity expressly assumes in writing all of the obligations of Lessee hereunder, under the Schedules and under the other Fundamental Agreements, (ii) the surviving or successor entity has a net worth determined in accordance with generally accepted accounting principles, after giving effect to such consolidation or merger at least equal to that of Lessee prior to such consolidation or merger,
(iii) no Event of Default or Potential Default shall occur or exist after giving effect to such merger or consolidation, and (iv) at the sole cost and expense of the surviving or successor entity, the surviving or successor entity shall have executed, delivered and recorded all Uniform Commercial Code Financing Statements and made such other filings or recordings requested by Lessor to protect Lessor's ownership interest in the Equipment.

                  (c) Sale of Assets. Lessee shall not sell, lease, transfer or otherwise dispose of a substantial portion of its assets for less than the fair market value or fair market rental value, thereof, as applicable, as determined by the board of directors of Lessee in good faith and certified in writing to Lessor that such determination was made in the best business judgment of such board of directors.

                  (d) Corporate and Franchise Existence. Lessee shall preserve and maintain its corporate existence, rights, franchises and privileges in its jurisdiction of its organization, and in all other jurisdictions in which such qualification is necessary in view of its business and operations and property and preserve, protect and keep in full force and effect its rights, licenses, permits, franchises, authorizations, patents, trademarks, copyrights and tradenames material to its business and to the use of the Equipment.

                  (e) Compliance with Laws, Etc. Lessee shall comply with all laws and regulations applicable to it and to the Equipment and all material contractual obligations applicable to it and to the Equipment.

                  (f) Obligations and Taxes. Lessee shall pay all of its indebtedness and obligations promptly and in accordance with their terms and pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become in default, as well as all lawful claims for labor, materials and supplies or otherwise which, if unpaid, might become a lien upon such properties or any part thereof; provided, however, that Lessee shall not be required to pay and discharge or to cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings diligently pursued, and Lessee shall set aside on its books such reserves as are required by generally accepted accounting principles with respect to any such tax, assessment, charge, levy or claim so contested.

                  23. ASSIGNMENT BY LESSOR. Lessor shall have the unqualified right to assign, pledge, transfer, mortgage or otherwise convey any of its interests hereunder or in any Schedule, in whole but not in part, without notice to, or consent of, Lessee to (1) any Permitted Assignee, and (2) if an Event of Default has occurred and Lessor is exercising any of its remedies hereunder, to any person or entity. A Permitted Assignee shall be (1) any subsidiary or affiliate of Lessor, or (2) an institutional lender or investor (i) whose business includes loans or leases to telecommunications companies or the purchase of securities of telecommunications companies, (ii) which, in the event Lessor's obligations to Lessee are being assumed by such Permitted Assignee, has a tangible net worth determined in accordance with generally accepted accounting principles of at least $50,000,000 or provides a guaranty in form and substance satisfactory to Lessee of all of its obligations to Lessee by an entity having such tangible net worth, and (iii) which is not a competitor of either (1) Lessee in the telecommunications market for the provision of competitive local exchange services or (2) any telecommunications long distance or inter-exchange carrier (solely with respect to the market for provision of long distance or telecommunications services) which is a customer of Lessee, which customer accounted for more than five percent (5%) of Lessee's consolidated revenues in its then most recent four fiscal quarters. If a Permitted Assignee does not assume Lessor's obligations to Lessee with respect to the items of Equipment or Schedule being assigned to such Permitted Assignee, then Lessor shall continue to remain liable to Lessee for the performance of such obligations. If any
Schedule is assigned, Lessee shall: (a) unless otherwise specified by the Lessor and the Permitted Assignee specified by Lessor, pay all amounts due under the applicable Schedule to such Permitted Assignee, notwithstanding any defense, setoff or counterclaim whatsoever that Lessee may have against Lessor or Permitted Assignee; (b) not permit the applicable Schedule to be amended or the terms thereof waived without the prior written consent of the Permitted Assignee; (c) not require the Permitted Assignee to perform any obligations of Lessor, other than those that are expressly assumed in writing by such Permitted Assignee; and (d) execute such acknowledgments thereto as may be requested by Lessor. It is further agreed that: (x) each Permitted Assignee shall be entitled to all of Lessor's rights, powers and privileges under the applicable Schedule, to the extent assigned; (y) any Permitted Assignee may reassign its rights and interests under the applicable Schedule to another Permitted Assignee with the same force and effect as the assignment described herein; and (z) any payments received by the Permitted Assignee from Lessee with respect to the assigned portion of the Schedule shall, to the extent thereof, discharge the obligations of Lessee to Lessor with respect to the assigned portion of the Schedule.

                  24. ASSIGNMENT OR SUBLEASE BY LESSEE. WITHOUT LESSOR'S PRIOR WRITTEN CONSENT, LESSEE SHALL NOT ASSIGN THIS AGREEMENT OR ANY SCHEDULE OR ASSIGN ITS RIGHTS IN OR SUBLET THE EQUIPMENT OR ANY INTEREST THEREIN; provided, however, that as long as no Event of Default or Potential Default has occurred and is continuing, Lessee may sublease or assign a Schedule to an affiliate, joint venture or a wholly-owned subsidiary of Lessee that is an entity duly organized under the laws of one of the states of the United States of America or the District of Columbia and is not the subject of a bankruptcy proceeding if on or prior to the date of such sublease or assignment: (a) Lessee and such sublessee or assignee execute and deliver to Lessor a writing (to be provided by Lessor if an assignment or in the form of Exhibit A hereto if a sublease) whereby the sublessee or assignee agrees to assume joint and several liability with Lessee for the full and prompt payment, observance and performance when due of all of the obligations of the Lessee under such Schedule; (b) no such assignment or sublease causes the affected items of Equipment to be "tax-exempt use property" as such term is defined in Section 168(h) of the Code; (c) the term of any such sublease does not extend beyond the then Applicable Term; (d) any such sublease shall be subject and subordinate to this Agreement and any applicable Schedule and shall be consistent with the provisions hereof and thereof; (e) any such sublease shall prohibit further subleasing; (f) Lessee at its sole cost and expense makes all filings and recordations requested by Lessor to protect Lessor's ownership interest in the affected items of Equipment; and (g) Lessee shall provide Lessor with a landlord waiver substantially in the form of Exhibit B attached hereto with respect to each new Equipment Location. In no event, however, shall any such sublease or assignment discharge or diminish any of Lessee's obligations to Lessor under such Schedule. So long as no Event of Default exists and sublessees are not in default of their sublease obligations, sublessees shall be entitled to quiet enjoyment of the items of Equipment they have subleased. Lessor acknowledges that any resale of capacity to customers of Lessee or any of Lessee's affiliates with respect to any Equipment or partitioning of Equipment by provision of dedicated use thereof to customers of Lessee or Lessee's affiliates shall not constitute an assignment or a sublease of a Schedule or any Equipment. Lessee covenants and agrees that any such resale or partitioning will be expressly subject to and subordinate to the terms of this Agreement.

                  25. SURVIVAL; QUIET ENJOYMENT. All representations, warranties and covenants made by Lessee hereunder shall survive the termination of this Agreement and shall remain in full force and effect. All of Lessor's rights, privileges, and indemnities, to the extent they are fairly attributable to events or conditions occurring or existing on or prior to the termination of this Agreement, shall survive such termination and be enforceable by Lessor and any successors and assigns. So long as no Event of Default exists, neither Lessor nor any Permitted Assignee will interfere with Lessee's quiet enjoyment of the Equipment.

                  26. TRUE LEASE; FILING FEES; FURTHER ASSURANCES; NOTICES. Lessor and Lessee intend the transactions described herein and in any Schedule to be a true lease, and Lessee hereby authorizes Lessor to file financing statements to give public notice of Lessor's ownership of the Equipment. If any such transaction is deemed by a court of competent jurisdiction to be a lease intended for security, to secure payment and performance of Lessee's obligations under this Agreement and any Schedule, Lessee grants Lessor and its assigns a purchase money security interest in the Equipment and in all attachments, accessories, additions, substitutions, products, replacements, rentals and proceeds (including insurance proceeds) (collectively, Collateral). Lessee shall execute and timely deliver to Lessor financing statements or any other documents Lessor deems necessary to perfect or protect Lessor's security interest in the Collateral. If Lessee fails to execute any such document, Lessor or Lessor's agent is hereby authorized to file any of the foregoing signed only by Lessor or by Lessor's agent. Lessor or Lessor's agent may file as a financing statement any Fundamental Agreement Lessor deems necessary to perfect or protect Lessor's security interest in the Collateral, and Lessee agrees that a carbon, photographic or other reproduction of any Fundamental Agreement or any financing statement is sufficient as a financing statement. Lessee will promptly reimburse Lessor for any filing or recordation fees or expenses (including lien search fees, legal fees and costs) incurred by Lessor in perfecting or protecting its interests in the Equipment and under this Agreement. Lessee shall promptly execute and deliver to Lessor such documents and take such further action as Lessor may from time to time reasonably request in order to carry out the intent and purpose of this Agreement and to protect the rights and remedies of Lessor created or intended to be created hereunder. All notices under this Agreement shall be sent to the respective party at its address set forth on the front page of this Agreement or on the applicable Schedule or at such other address as the parties may provide to each other in writing from time to time. Any such notice mailed to said address shall be effective when deposited in the United States mail, duly addressed and with first class postage prepaid.

                  27. WAIVER OF JURY TRIAL; SUCCESSORS. LESSEE AND LESSOR EACH IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION OR PROCEEDING UPON, ARISING OUT OF, OR
RELATED TO THIS AGREEMENT, ANY OTHER FUNDAMENTAL AGREEMENT, OR THE DEALINGS OR RELATIONSHIP BETWEEN OR AMONG LESSOR, LESSEE, SELLER OR ANY OTHER PERSON. This Agreement and all Schedules inure to the benefit of and are binding upon the permitted successors or assigns of Lessor and Lessee.

                  28. NO WAIVER; LESSOR APPROVAL. Any failure of Lessor to require strict performance by Lessee, or any written waiver by Lessor of any provision hereof, shall not constitute consent or waiver of any other breach of the same or any other provision hereof. Neither this Agreement nor any other Fundamental Agreement shall be binding upon Lessor unless and until executed by Lessor.

                  29. CAPTIONS; COUNTERPARTS; LESSOR'S AFFILIATES. The captions contained in this Agreement are for convenience only and shall not affect the interpretation of this Agreement. Only one counterpart of the Schedule shall be marked "Original" (Original), and all other counterparts thereof shall be marked as, and shall be, duplicates. To the extent that any Schedule constitutes chattel paper (as such term is defined in the Uniform Commercial Code in effect in any applicable jurisdiction), no security interest in such Schedule may be created through the transfer or possession of any counterpart other than the Original. Lessee understands and agrees that AT&T Capital Corporation or any affiliate or subsidiary thereof may, as lessor, execute Schedules under this Agreement, in which event the terms and conditions of the applicable Schedule and this Agreement as it relates to the lessor under such Schedule shall be binding upon and shall inure to the benefit of such entity executing such Schedule as lessor, as well as any successors or assigns of such entity.

                  30. CHOICE OF LAW; INTEGRATION; ENTIRE AGREEMENT. EACH LEASE UNDER THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS (AS OPPOSED TO CONFLICTS OF LAW PROVISIONS) OF THE STATE OF NEW JERSEY (STATE). If any provision of this Agreement or such Schedule shall be prohibited by or invalid under that law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement or such Schedule. Lessor and Lessee consent to the jurisdiction of any local, state or Federal court located within the State, and waive any objection relating to improper venue or forum non conveniens to the conduct of any proceeding in any such court. This Agreement and all other Fundamental Agreements executed by both Lessor and Lessee constitute the entire agreement between Lessor and Lessee relating to the leasing of the Equipment, and supersede all prior agreements relating thereto, whether written or oral, and may not be amended or modified except in a writing signed by the parties hereto.

AMERICAN COMMUNICATIONS                      AT&T CREDIT CORPORATION
  SERVICES, INC.

/s/ RICHARD A. KOZAK
By: Richard A. Kozak
     (Lessee Authorized Signature)                (Lessor Authorized Signature)

/s/ RICHARD A. KOZAK                         /s/ EDWARD F. GROMEK
     C.E.O and President

(Type/Print Name)                                 (Type/Print Name)

-------------------------------------        -----------------------------------
C.E.O. and President                         -----------------------------------
(Title)                                           (Title)

-------------------------------------        -----------------------------------
August 26, 1996                              -----------------------------------
(Date)                                            (Date)